Exhibit 21

                                     AGREEMENT


          The undersigned agree that the Amendment to Schedule 13D to which this Agreement is attached is filed on behalf of each one of them.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one instrument.

Dated:  August 9, 2005

ALAIN MERIEUX, Individually

/s/ Alain Merieux
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TSGH S.A.S.

By: /s/ Christophe Merieux
   -----------------------
   Name: Mr. Christophe Merieux
   Title:  President


ACCRA S.A.

By: /s/ Michel Dubois
   ------------------
   Name: Mr. Michel Dubois
   Title: Directeur General